CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" within the Prospectus and "Independent Registered Public Accounting Firm and Legal Counsel" within the Statement of Additional Information and to the use of our report dated December 22, 2009 in the Registration Statement (Form N-2 No. 333-139002 and 811-21984) of Central Park Group Multi-Event Fund.

/s/ Ernst & Young LLP

New York, New York

March 1, 2010